Exhibit 99.1
Dendreon Reports PROVENGE Regulatory and Commercialization Progress and Future Pipeline Plans at
Analyst Event
— Company on Track to Submit PROVENGE BLA Amendment by Mid–November —
SEATTLE and NEW YORK, Sept. 24, 2009 – At its analyst event today, Dendreon Corporation (Nasdaq: DNDN) provided updates on its regulatory and commercialization progress for PROVENGE® (sipuleucel-T), the Company’s investigational product candidate for men with advanced prostate cancer.
“2009 has been a transformational year for the company as we prepare to commercialize PROVENGE by the middle of next year and make it available to the many men with metastatic castrate-resistant prostate cancer who currently have few appealing treatment options. We are on track to complete the submission of our Biologics License Application (BLA) amendment to the U.S. Food and Drug Administration (FDA) by the middle of November,” said Mitchell H. Gold, M.D., president and chief executive officer. “After FDA approval we will implement a deliberate, stepwise launch to ensure the highest quality standards, patient delivery and experience with this completely new approach that could change the way prostate cancer and eventually other cancers are treated.”
In addition to this regulatory progress, Dendreon provided the following updates today during its Analyst Day meeting in New York:
Manufacturing and Commercialization Preparation
•	The existing capacity at Dendreon’s New Jersey manufacturing facility represents 25 percent of the total future capacity at this facility. After FDA approval, the Company expects to launch PROVENGE from this existing portion of the New Jersey facility in mid-2010 and to continue to make the product available in a gradual stepwise fashion as the Company ramps up to full capacity at this facility.

•	The Company expects to have 48 workstations in production at the New Jersey facility by the first half of 2011.

•	Dendreon recently signed leases for additional manufacturing facilities in Los Angeles and Atlanta. Both are expected to have 36 workstations, and additional capacity from these facilities will be available in the second half of 2011.

•	Dendreon will leverage established third parties for patient/physician scheduling, apheresis and product transportation. Dendreon’s primary provider for apheresis services will be the American Red Cross, which has a nationwide network of apheresis centers. This resource will be augmented with other regional apheresis centers. There are more than 600 apheresis centers in the U.S., and Dendreon expects to contract with 150 to 200 of them at peak demand.

•	The Company has developed and will implement Intellivenge™, a first-of-its-kind advanced logistical and patient treatment management and planning system, which coordinates the patient and physician scheduling as well as the operational and logistic activities should PROVENGE be approved by the FDA. With Intellivenge, physicians and patients can log-in and track where their product is throughout the manufacturing process.

•	Dendreon’s headcount is currently 290 and is expected to more than double by the anticipated time of product launch.

Product Pipeline
•	Dendreon plans to initiate a clinical trial of NEUVENGE™ (lapuleucel-T), its active cellular immunotherapy (ACI) targeting the Her2-Neu pathway in bladder cancer in late 2010 or early 2011. NEUVENGE may have applicability to multiple types of cancer including bladder, breast and colorectal cancers.

•	CA9 (carbonic anhydrase IX), which is expressed in multiple types of cancerous tissues, is being used to develop an ACI which is expected to enter Phase 1 clinical trials for metastatic renal cell carcinoma in 2011.

•	CEA (carcinoembryonic antigen) is expressed in a number of malignancies including colon cancer and is targeted for entry into clinical trials in 2012, fulfilling our goal of entering one new ACI into the clinic each year for the next three years.
About PROVENGE
PROVENGE is Dendreon’s investigational product candidate for men with advanced prostate cancer and may represent the first in a new class of ACIs specifically designed to engage the patient’s own immune system against cancer. PROVENGE and other ACIs are uniquely designed to use live human cells to engage the patient’s own immune system with the goal of eliciting a specific long-lasting response against cancer. Dendreon recently announced that the pivotal Phase 3 IMPACT study of PROVENGE in men with advanced prostate cancer met its primary endpoint of improving overall survival compared to a placebo control.
Webcast Replay Information
If you are interested in listening to the replay of the analyst day webcast, you may access it from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce ACI product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE and requisite receipt of FDA licensure for marketing and the risk that additional capital could be needed in the future for the potential commercialization of PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact Information:
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
206-829-1500
Barri Winiarski
WeissComm Partners
212-301-7209